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ACCIDENTAL DEATH BENEFIT RIDER

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                                 HARTFORD LIFE

BENEFIT

We will pay the Accidental Death Benefit (shown on Page 3) upon receipt at Our National Service Center in Minneapolis, Minnesota of due proof that the accidental death of the Insured occurred while this policy and this rider were in force.

DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in this rider.

ACCIDENTAL DEATH means death which results, directly, and independently of all other causes, from accidental bodily injury and which occurs within 90 days after such injury. Except in the case of drowning or internal injuries revealed by autopsy, an accidental bodily injury must be evidenced by a visible contusion or wound on the exterior of the body.

MILITARY AIRCRAFT means any military or naval aircraft other than transport aircraft operated by the Military Airlift Command of the United States.

RISKS EXCLUDED

This rider does not cover death resulting directly or indirectly, wholly or partly, from any of the following:

       (a) intentionally self-inflicted injury or suicide, while sane or insane;

       (b) bodily or mental infirmity, illness or disease or medical or surgical treatment therefore;

       (c) any infection not occurring as a direct consequence of an accidental bodily injury;

       (d) any act or incident of insurrection or war, declared or undeclared;

       (e) the Insured's participation in a riot or commission of an assault or felony;

       (f) taking of drugs, sedatives, narcotics, barbiturates, amphetamines, or hallucinogens, unless prescribed for or administered to the Insured by a licensed physician;

       (g) an accident caused by the Insured's intoxication while operating a motor vehicle;

       (h) any poison or gas voluntarily or involuntarily taken or inhaled, except as a direct result of an occupational accident;

       (i) travel or flight in or descent from any aircraft if the Insured is a pilot or member of the crew of such aircraft or if such aircraft is a military aircraft or is being operated for aviation training.

RIGHT TO AUTOPSY

We will have the right and opportunity to examine the Insured's body and to make an autopsy unless prohibited by law.

GENERAL PROVISIONS

This rider is part of the policy to which it is attached. Except where this rider provides otherwise, it is subject to all conditions and limitations of such policy.

This rider is issued in consideration of the application (a copy of which is attached) and payment of the charges shown for this rider on Page 3. The Date of Issue of this rider is the same as that of the policy unless a different date is shown on Page 3. The Rider Date is the same as the Policy Date unless a different date is shown on Page 3.

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TERMINATION

To terminate this rider, notify Us in writing. Otherwise, it will continue until the earliest of the following:

       (a)  when this policy terminates; or

       (b) on the Policy Anniversary next following the Insured's 70th birthday.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    /s/ Christine Hayer Repasy            /s/ Thomas M. Marra
    ------------------------------------  ------------------------------------
    CHRISTINE HAYER REPASY, SECRETARY     THOMAS M. MARRA, PRESIDENT

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